Exhibit 8.1

250 West 55th Street New York, NY 10019-9601 Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com

MORRISON FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,
HONG KONG, LONDON, LOS ANGELES,
NEW YORK, NORTHERN VIRGINIA,
PALO ALTO, SACRAMENTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

March 16, 2015

AccuShares Investment Management, LLC
300 First Stamford Place – 4th Floor East
Stamford, CT 06902

Re: AccuShares Spot CBOE VIX Fund of AccuShares Commodities Trust I

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to AccuShares Investment Management, LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), in connection with the preparation and filing of a registration statement on Form S-1 (Registration No. 333-194666) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder. The Registration Statement relates to the offering of shares (the “Shares”) representing fractional undivided interests in AccuShares Spot CBOE VIX Fund (the “Fund”), a segregated series of AccuShares Commodities Trust I (the “Trust”), a Delaware statutory trust governed by the Second Amended and Restated Trust Agreement (as amended, the “Trust Agreement”), dated as of June 16, 2014, by and between the Sponsor and Wilmington Trust, N.A., a national banking association, as trustee (the “Trustee”). Except as otherwise indicated, capitalized terms used and not defined herein have the meanings ascribed them in the Registration Statement.

You have requested our opinion as to certain U.S. federal income tax matters regarding the Trust and the Fund. Although you may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and federal tax structure of the Trust and the Fund and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

In rendering the opinion expressed below we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents:

(i)                 the Registration Statement;

(ii)               the Trust Agreement;

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(iii)             the form of Authorized Participant Agreement between an Authorized Participant and the Sponsor, acting in its capacity as sponsor of the Trust, on behalf of the Fund;

(iv)             the Non-Custody Investment Advisory Agreement, dated as of June 16, 2014, among Wilmington Trust, N.A., a national banking association acting as investment advisor for the Fund, the Trust, on behalf of the Fund, and the Sponsor;

(v)               the Administration Agreement, Transfer Agency and Service Agreement and Domestic Custodian Agreement, each of which are dated as of June 16, 2014, between State Street Bank and Trust Company, a Massachusetts trust company acting in its respective capacities as administrator, transfer agent and custodian of the Fund, and the Trust, on behalf of the Fund; and

(vi)	such other documents as we have considered relevant to our opinion.

Such documents are referred to herein individually as a “Document” and collectively as the “Documents”.

As to the facts on which this opinion is based, we have relied on the representations, warranties, covenants and other agreements of the various parties contained in the Documents. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In rendering the opinion expressed herein, we have assumed: (i) the due authorization, execution and delivery of each of the Documents by each of the parties thereto; (ii) each of the Documents constitutes the legal, valid and binding obligation of each party thereto; (iii) each party to each Document has performed, and will perform, its obligations under each such Document and has complied with all requirements of law applicable to it in connection with each such Document; (iv) the facts contained in the Documents are true and complete in all material respects; and (v) the Fund has made or will make, in a proper and timely manner, an election to treat itself as a corporation for U.S. federal income tax purposes beginning on or before the date the Fund admits investors as shareholders of the Fund. While we have reviewed the Documents and the descriptions of the facts therein to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such Documents and descriptions, we have no assurance that they are or will ultimately prove to be accurate.

Our opinion herein is based on existing law as contained in the Internal Revenue Code (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be

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changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

On the basis of the foregoing and in reliance thereon and on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, and subject to the limitations, assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1.                  Although not free from doubt because no direct legal authority addresses the U.S. federal income tax treatment of an entity such as the Fund, the Fund should be treated as a separate corporation for U.S. federal income tax purposes.

2.                  The statements in the Registration Statement under the heading “U.S. Federal Income Tax Considerations”, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP